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Exhibit 23.8

        [Letterhead of Pincock, Allen & Holt]

CONSENT OF PINCOCK, ALLEN & HOLT
For Annual Report Form 10-K and Registration Statements on Forms S-3 and S-8

        Pincock, Allen & Holt, Inc. (PAH) hereby consent to the use of our name and references to our firm which assisted with technical studies (collectively, the "Technical Studies"), concerning mineralized material contained in the Yellow Pine property (study completed in 2003 and preliminary assessment completed in 2006) and the Guadalupe de los Reyes property (study completed in 2003), for Vista Gold Corp. (the "Company"), as well as a study concerning mineralized material contained in the Guadalupe de los Reyes property for Grandcru Resource Corporation (study completed in 2005), portions of which are summarized under the captions "Item 2. Properties — Yellow Pine — Geology" and "Item 2. Properties — Guadalupe de los Reyes — Geology" in this Annual Report on Form 10-K for the year ended December 31, 2007 (the "Form 10-K").

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-91254, 333-102384, 333-104443, 333-120335, 333-129720, 333-132975 and 333-136980) and in the related Prospectuses, and in the Registration Statements on Form S-8 (Nos. 333-105621 and 333-134767) of the Company of the summary information concerning the Technical Studies, including the references to our firm included with such information, as set forth above in the Form 10-K.

Dated this 11th day of March, 2008.

Sincerely,

PINCOCK ALLEN & HOLT, INC.

/s/ RICHARD J. LAMBERT, P.E. RICHARD J. LAMBERT, P.E. Vice President, Mining and Geological Services

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  Exhibit 23.8
CONSENT OF PINCOCK, ALLEN & HOLT For Annual Report Form 10-K and Registration Statements on Forms S-3 and S-8